SOS
Office of the Secretary of State
Corporations & Charities Division

Washington Profit Corporation

See attached detailed instructions

☐ **Filing Fee $30.00**

☑ **Filing Fee with Expedited Service $80.00**

This Box For Office Use Only

05/03/16 3169241-001
$80.00 K
FILED Tid: 3237525
SECRETARY OF STATE

May 3, 2016

STATE OF WASHINGTON

UBI Number: 603011278

ARTICLES OF AMENDMENT

Chapter 23B.10 RCW

SECTION 1

NAME OF CORPORATION: *(as currently recorded with the Office of the Secretary of State)*

American Brewing Company, Inc.

SECTION 2

AMENDMENTS were adopted on this DATE: March 30, 2016

SECTION 3

ARTICLES OF AMENDMENT WERE ADOPTED BY: *(please check one of the following)*

☑ Board of Directors *(shareholder action was not required)*

☑ Duly approved by shareholders in accordance with 23B.10.030 and 23B.10.040 RCW

☐ Incorporators *(shareholder action was not required)*

SECTION 4

AMENDMENTS TO ARTICLES ON FILE: *(if necessary, attach additional information)*

Changing Name to Búcha, Inc.

SECTION 5

EFFECTIVE DATE OF ARTICLES OF AMENDMENT: *(please check one of the following)*

☑ Upon filing by the Secretary of State

☐ Specific Date: ______________ *(Specified effective date must be within 90 days AFTER the Articles of Amendment have been filed by the Office of the Secretary of State)*

SECTION 6

SIGNATURE *(see instructions page)*

This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

Signature	Printed Name/Title	Date	Phone Number
x [signature]	Brent Willis/CEO	5/2/2016	813-468-8048

I, Kim Wyman, Secretary of State of the State of Washington and custodian of its seal, hereby certify the foregoing is a true and accurate copy of the record on file in this office.

JUN 20 2018

Given under my hand and the Seal of the State of Washington in Olympia, the State Capital.

Total Pages: 1